Exhibit 3

letterhead of Brascan Corporation

July 29, 2003

Noranda Inc.
Suite 200, 181 Bay Street
BCE Place
Toronto, ON M5H 2T3

Attention:       Lars-Eric Johansson, Chief Financial Officer

Dear Sirs/Mesdames:

Re: Common Share Offering

Reference is made to the offering (the “Offering”) by Noranda Inc. (the “Issuer”) of 20,000,000 common shares of the Issuer (the “Base Shares”) at a price of $12.65 per share (the “Issue Price”). The Base Shares will be issued and sold to CIBC World Markets Inc. and certain other investment dealers (collectively, the “Underwriters”) pursuant to a letter agreement dated July 29, 2003 (the “Bid Letter”) between CIBC World Markets Inc. and the Issuer. Under the terms of the Bid Letter, the Issuer has granted to the Underwriters:

(a)	an option (the “Underwriters’ Option”) to purchase up to 4,800,000 common shares of the Issuer (the “Additional Shares”) at a price per share equal to the Issue Price. The Underwriters’ Option may be exercised in whole or in part at any time until 24 hours prior to the date (the “Closing Date”) of closing of the Offering. Unless the Underwriters’ Option has already been exercised in full, the Underwriters have agreed to give written notice (the “Underwriters’ Option Notice”) to the Issuer, not later than the third business day (being a day other than a Saturday, Sunday or a day on which chartered banks are not open for business in Toronto, Ontario) prior to the expiry of the Underwriters’ Option, as to the aggregate number of Additional Shares (the “UW Acquired Additional Shares”) to be purchased by the Underwriters upon exercise of the Underwriters’ Option; and

(b)	an option (the “Over-Allotment Option”) to purchase up to a number of common shares of the Issuer (the “Over-Allotment Shares”) equal to 12% of the sum of (i) 20,000,000, plus (ii) the aggregate number of UW Acquired Additional Shares. The Over-Allotment Option may be exercised by the

Brascan Corporation
Suite 300, BCE Place, Box 762, 181 Bay Street, Toronto, Ontario M5J 2T3
Telephone (416) 363-9491 Facsimile (416) 363-2856 www.brascancorp.com

Underwriters for a period of 30 days after the Closing Date. Unless the Over-Allotment Option has already been exercised in full, the Underwriters have agreed to give written notice (the “Over-Allotment Option Notice”) to the Issuer, not later than the third business day prior to the expiry of the Over-Allotment Option, as to the aggregate number of Over-Allotment Shares (the “UW Acquired Over-Allotment Shares”) to be purchased by the Underwriters upon exercise of the Over-Allotment Option.

The Issuer and Brascan Corporation (“Brascan”) agree as follows:

1.	The Issuer hereby grants to Brascan,

(a)	an option (“Option A”) to purchase a number of common shares of the Issuer equal to (A) 4,800,000 less (B) the aggregate number of UW Acquired Additional Shares, at a price per share equal to the Issue Price; and

(b)	an option (“Option B” and together with Option A, the “Brascan Options”) to purchase a number of common shares of the Issuer equal to (C) the aggregate number of Over-Allotment Shares, less (D) the aggregate number of UW Acquired Over-Allotment Shares, at a price per share equal to the Issue Price. The common shares of the Issuer subject to the Brascan Options are referred to in this letter as the “Brascan Option Shares”.

2.	The Issuer will, forthwith upon receipt of an Underwriters’ Option Notice or an Over-Allotment Option Notice, deliver to Brascan a copy of such Notice and the Issuer and Brascan will be entitled to rely on such Notice for purposes of determining the number of Brascan Option Shares subject to the Brascan Options, absent manifest error.

3.	Option A is exercisable, in whole or in part, at any time prior to 12:00 p.m. on the business day immediately preceding the Closing Date by Brascan giving written notice (the “Option A Notice”) to the Issuer in accordance with paragraphs 5 and 8 of this letter. If, and to the extent that, Brascan exercises Option A, subject to the terms and conditions of this letter, Brascan will purchase from the Issuer, and the Issuer will sell to Brascan, at 8:00 a.m. (Toronto time) (the “Option Closing Time”) on the Closing Date, the number of Brascan Option Shares indicated in the Option A Notice at a price per share equal to the Issue Price.

4.	Option B is exercisable, in whole or in part, at any time prior to 5:00 p.m. on the date that is 30 days after the Closing Date by Brascan giving written notice (the “Option B Notice” and together with the Option A Notice, the “Option Notices”) to the Issuer in accordance with paragraphs 5 and 8 of this letter. If, and to the extent that, Brascan exercises Option B, subject to the terms and conditions of this letter, Brascan will purchase from the Issuer, and the Issuer will sell to Brascan, at the Option Closing Time on the Option B Closing Date (as defined herein), the number of Brascan Option Shares indicated in the Option B Notice at a price per share equal to the Issue

Price. “Option B Closing Date” means such business day designated by the Issuer, which business day may not be earlier than two business days or later than five business days after the date of exercise of Option B.

5.	An Option Notice must specify the aggregate number of Brascan Option Shares in respect of which the applicable Brascan Option is being exercised and the name or names in which the Brascan Option Shares to be purchased by Brascan are to be registered. Brascan will not be under any obligation to purchase any of the Brascan Option Shares prior to the exercise of an Option but will be so obliged upon valid exercise of the Brascan Option as herein provided.

6.	At the Option Closing Time on the Closing Date or the Option B Closing Date, as applicable, the Issuer will deliver to Brascan one definitive share certificate representing the number of Brascan Option Shares to be purchased by Brascan, registered in the name of Brascan or in the name or names of such other person or entity resident in the Province of Ontario as may be designated by Brascan in the applicable Option Notice Date, against payment by Brascan to the Issuer of the aggregate purchase price for the Brascan Option Shares by wire transfer.

7.	In the event that the Underwriters’ exercise the Underwriters’ Option or the Over-Allotment Option and the closing of the sale and purchase of common shares contemplated thereby is not completed for any reason, then the Issuer must deliver to Brascan a written notice of such non-completion and Brascan will be entitled, for a period of two business days after receipt of such notice, to exercise the applicable Brascan Option in respect of the common shares of the Issuer not purchased by the Underwriters upon the terms and conditions set forth in this letter, mutatis mutandis.

8.	Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

To the Issuer:

181 Bay Street Suite 200 BCE Place Toronto, Ontario M5J 2T3
Fax No.:	416.982.7416
Attention:	Chief Financial Officer

     To Brascan:

181 Bay Street Suite 300 BCE Place Toronto, Ontario M5J 2T3
Fax No.: Attention:	416.363.9642 Chief Financial Officer

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day.

9.	Brascan hereby represents and warrants as of the date of this letter and each Option Closing Time that Brascan, and any person or entity in whose name Brascan Option Shares are to be registered, is an “accredited investor” within the meaning of Ontario Securities Commission Rule 45-501. Brascan acknowledges and agrees that any certificates representing the Brascan Option Shares will bear such legends as may be required by applicable securities laws.

If you are in agreement with the foregoing, please execute this letter where indicated below and return a copy thereof (by original or telecopier) to Brascan (Attention: Chief Financial Officer).

Respectfully,
BRASCAN CORPORATION
By:	/s/ Brian D. Lawson

Brian D. Lawson Chief Financial Officer
Accepted as of the date first written above.
NORANDA INC.
By:	/s/ Derek Pannell

Derek Pannell President and Chief Executive Officer
By:	/s/ Jullie Galloway

Jullie Galloway Associate General Counsel